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As filed with the Securities and Exchange Commission on September 3, 2004

Registration No. 333-85808

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

POST-EFFECTIVE
AMENDMENT NO. 4
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRECIS, INC.
(Name of issuer in its charter)

OKLAHOMA (State or other jurisdiction of incorporation or organization)	73-1494382 (I.R.S. Employer Identification No.)
2040 North Highway 360 Grand Prairie, Texas 75050 (972) 522-2008 (Address and telephone number, including area code, of registrant's principal executive offices)	Judith H. Henkels Chief Executive Officer Precis, Inc. 2040 North Highway 360 Grand Prairie, Texas 75050 (972) 522-2008 (Name, address and telephone number, of agent for service)

Copies To:

Michael E. Dunn, Esq.
Dunn Swan & Cunningham
2800 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102-5604
Telephone: (405) 945-0040
Facsimile: (405) 235-9605

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        Of the 300,000 shares of common stock registered under this Registration Statement, 225,962 shares have been sold.

PROSPECTUS

PRECIS, INC.

74,038 Shares of Common Stock

The shareholders listed on page 13 are offering 74,038 shares of common stock.
These shares of common stock may be, but do not have to be, sold by the selling shareholders.
The common stock is listed on the Nasdaq SmallCap Market and is quoted under the symbol "PCIS."

The common stock offered hereby involves a
high degree of risk. See "Risk Factors," beginning at page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 3, 2004.

PROSPECTUS SUMMARY

        This summary highlights selected information appearing elsewhere in this document. It does not contain all the information that is or may be important to you. You should read this entire document carefully as well as the reports that are incorporated by reference. For additional information, see "Where You Can Find Additional Information" (page 16).

        We call this document a prospectus. It covers shares of our common stock which are offered by the selling shareholders to you and others. This offering to you and others is referred to as the offering. These shares of our common stock have been registered with the United States Securities and Exchange Commission.

        We recommend that you especially consider that information contained in "Risk Factors" (page 7). All references in this prospectus to fiscal years are to our fiscal year ended December 31 of each year.

Precis, Inc.
2040 North Highway 360
Grand Prairie, Texas 75050
(972) 522-2008

Overview

        Precis, Inc. ("Precis," "we" or the "Company") primarily offers memberships in programs that provide savings on a wide range of healthcare services. Substantially all of our revenue is derived from our healthcare membership savings programs, which is our primary business segment. For the year ended December 31, 2003, 93% or $39.3 million of our consolidated revenue was from our healthcare membership savings programs. For the six months ended June 30, 2004, 92% or $17.7 million of our consolidated revenue was from our healthcare membership savings programs. The remaining 6.6% or $2.8 million for the year ended December 31, 2003 and 8% or $1.6 for the six months ended June 30, 2004 was derived from our wholesale club membership programs as well as ancillary revenue related to our healthcare membership savings programs.

        Our programs offer savings on healthcare services to persons who are un-insured, under-insured, or who have elected to purchase only high deductible or limited benefit medical insurance policies, by providing access to the same preferred provider organizations (PPOs) that are utilized by many insurance companies and employers who self-fund at least a portion of their employees' healthcare risk. These programs are sold primarily through a network marketing strategy under the name Care Entrée™, but are also offered through resellers who have privately labeled or co-branded the Care Entrée™ services and through employers as part of an employee benefit plan.

        We design these programs to benefit healthcare providers as well as our program members. Providers commonly give reduced or preferred rates to PPO networks in exchange for steerage of patients. However, the providers must still file claim forms and wait 30 to 60 days to be paid for their services. Our programs utilize these same provider networks to obtain the same savings for the Care Entrée™ program members. However, the healthcare providers are paid much more promptly and without the oversight of the typical claims review processes of an insurance company. We provide transaction facilitation services to both the program member and the healthcare provider.

Our Consumer Healthcare Solution—Care Entrée™

        Our consumer healthcare savings membership programs are offered under the trade name of Care Entrée™ and are designed in response to rising healthcare costs and the growing number of people that can no longer afford insurance coverage or desire to achieve healthcare savings. Our healthcare savings programs are based upon and emphasize the following factors:

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Responsibility for the use of healthcare must be put back in the hands of the patient. Insurance policies with low co-pays and deductibles have become very popular; however, these arrangements actually encourage the over-utilization that increases the costs of healthcare;

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The healthcare decision must be put back in the hands of the doctor and the patient; without undue oversight by parties with only economic interests in the decision; and

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healthcare must be affordable for the patient, while providing the medical providers with adequate payment on a timely basis for services provided.

For years, insurance companies have been reaping the benefits of managed care by obtaining healthcare for their insureds at much lower prices than that obtainable by the self-insured person. These benefits were provided through the use of preferred provider organizations (PPOs), where steerage of patients was promised in exchange for lower rates. We have contracted with some of these same PPOs to provide healthcare savings to our program members.

        The following elements are critical to the operation, further development, and offering of our managed healthcare programs:

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A medical provider network that provides an effective and efficient means to deliver healthcare savings to the patient who is at least partially self-insured. We have accomplished this through arrangements with reputable, high quality preferred provider organizations. Our PPO networks give our members access to 400,000 providers and 3,600 facilities throughout the U.S.

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A computer system that can handle all the complexities of healthcare billing and fee schedules with speed and accuracy, enabling efficient re-pricing of medical bills, which is essential in our interaction with healthcare providers. Accordingly, we have acquired and developed in-house systems for immediate eligibility verification and re-pricing of medical bills.

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A staff with managed-care backgrounds that interacts with the healthcare providers. Managed healthcare is an art. Not everyone has the background to interact professionally and courteously with the thousands of people representing the providers in the network. Our staff is adequately trained to provide customer support and member steerage so that our members can achieve additional medical savings by obtaining the best rates even within the same medical provider network. The backgrounds of our staff include managing of claims offices, insurance sales, managing of physicians and physicians groups, hospital management, captive physician management, self-funding of healthcare, healthcare finance, sales and management of managed-care software, and management of physician "front offices."

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A commitment to "hands on" customer service for both the patient-member and the healthcare provider. Most physicians and hospitals are in multiple preferred provider organization networks and do not know the negotiated rates at the time and point of healthcare service. We believe it is important that our services allow these providers to contact us at the time and point of service for this information so that they can immediately collect the amounts due for the services provided.

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The established and maintained credibility with healthcare providers who expect prompt payment in exchange for access to reduced rates. During the fourth quarter of 2002, we implemented escrow account requirements in response to the market changes in the healthcare savings industry. Members of our Care Entrée™ program are now required to establish and maintain escrow accounts to access and provide payment for hospital and physician healthcare services. We are then able to pre-certify the members' ability to pay based upon the available escrow account balances and to process the members' payments directly to the medical providers. This helps us assure that the payment to the healthcare provider is made promptly and efficiently. Our private label partners are not required to offer these accounts to their members.

The combination of these elements has allowed us to become the "patient advocate." We routinely assist our program members in saving 15% to 50% on their medical bills, and frequently more, by steering them to the most cost-effective healthcare providers in their area. We allow the patient and the healthcare provider to decide treatment protocols with no interference from any third party. We facilitate the financial transaction between the healthcare provider and patient-member to allow the provider to receive prompt payment. Finally, because the patient-member is directly responsible for a significant portion of his or her medical expenses, the patient has an incentive to minimize utilization to achieve cost savings, regardless of whether the patient has a high deductible insurance policy or is self-insured.

        Our membership program encompasses all aspects of healthcare, including physicians, hospitals, ancillary services, dentists, prescription drugs, vision care, hearing aids, chiropractic and alternative care, air ambulance, 24-hour nurse hotline assistance, and long- term care. Memberships in our Care Entrée™ programs range from $9.95 to $69.95 per month per family depending on the selected options and include a one- time enrollment fee of $20.00 to $30.00.

Our Wholesale Membership Solution

        We offer three wholesale membership service solutions through our subsidiary, Foresight, Inc. ("Foresight").

        Private Label and Co-Brand Healthcare Programs.    Through Foresight, we design and offer healthcare membership programs for employer groups, retailers and association-based organizations. These programs are marketed under our "For Your Good Health" label. Membership in these programs are offered and sold by direct sales or through marketing companies that ask prospective customers to call a customer service center for more information (in-bound direct marketing). We believe that our clients, their members, and the vendors of the products and services offered through the programs, all benefit from our membership service programs. The products and services are bundled, priced and marketed utilizing relationship marketing strategies to target the profiled needs of the clients' particular member base. Most of our memberships are sold by third-party organizations and are generally marketed using the third-party's name or brand. We refer to these programs and membership sales as wholesale programs or private label programs.

        Repricing for Governments.    For governments and other large, self-funded employers seeking to reduce the cost of offering healthcare benefits to their employees, we can also offer a more streamlined version of our product. In these cases, we offer access to healthcare through our network of providers and the efficient repricing of bills through our proprietary information management systems. We can offer these services on a price based on either the number of participants per month or as a percentage of savings on healthcare costs actually realized.

        On June 18, 2004, we acquired Access Healthsource, Inc. ("Access"), a full-service third party administrator, for a purchase price of $3.4 million (consisting of $2,000,000 of cash at closing and $1,400,000 of our stock that is held in escrow pending the renewal of one of Access' public sector contracts). With Access, we now provide a wide range of healthcare claims administration services and other cost containment procedures that are frequently required by governments and other employers who have chosen to self fund their healthcare benefits requirements. We now offer a more complete suite of healthcare services. We are able to provide individuals and employee groups access to preferred provider networks, medical escrow accounts and full third-party administration capabilities to adjudicate and pay medical claims. From a sales distribution standpoint, we have the ability to grow Access' regional business through our numerous independent marketing representatives who sell both to individuals and employer groups throughout the United States. Our acquisition of Access serves to complement our public sector market through our agreement with the State of Louisiana. Access' primary area of expertise is in the public sector market.

        Non-healthcare Related Club Membership Programs.    We also design non-healthcare related membership programs for rental-purchase companies, financial organizations, employer groups, retailers and association-based organizations. Memberships in these programs are also offered and sold as part of a point-of-sale transaction or by direct marketing through direct mail or as an insert. Program members are offered and provided with our and third-party vendors' products and services. We believe that our clients, their customers and the vendors of the products and services offered through the programs all benefit from our membership service programs. The products and services are bundled, priced and marketed utilizing relationship marketing strategies to target the profiled needs of the clients' particular customer base. Among the products and services offered are (i) emergency roadside assistance, (ii) tire and wheel guarantee, (iii) auto deductible expense reimbursement, (iv) emergency travel and living expense reimbursement, (v) access to air ambulance evacuation services, (vi) identity theft protection, (vii) savings on veterinary care, (viii) retail and entertainment discounts, (ix) grocery coupons, and (x) a retail savings coupon book. Substantially all of our non-healthcare related membership service programs are offered and sold at retail by clients engaged in the rental-purchase industry.

        Through the design of our programs, we seek to address our clients' desires to obtain another source of income from their customers through membership sales. Our clients collect the weekly or monthly membership fees and retain 40% to 80% of these fees depending on the products and services offered. The balance of these membership fees, 20% to 60%, is remitted to us. With respect to retail membership sales, clients providing the customer lists are entitled to royalties on sales to the clients' listed customers. The royalty payments range from 10% to 50% of the membership fees. The programs are designed and managed to strengthen the relationship between our clients and their customers. We believe that our programs offer members an economic, efficient and convenient method for the selection of products and services. Members are entitled to discounts for products and services, which may not otherwise be available to them. Vendors of products and services, offered and sold through the programs to members, are provided the opportunity to reach a large number of demographically targeted customers or consumers with minimal incremental marketing cost.

Sales and Marketing Channels

        Our Care Entrée™ healthcare programs are offered primarily through two channels: a network marketing organization (initially organized in August 1997) and by way of our private label agreements with direct marketing or other sales organizations, including insurance agencies.

        Network Marketing.    Our independent representatives become marketing representatives by paying an enrollment fee (currently $99.95) and signing a standard representative agreement, and an annual renewal fee (currently $49.95). Independent marketing representatives of Care Entrée™ are not required to be licensed insurance agents. Independent marketing representatives are paid a 20% commission on the membership fees of each member they enroll for the life of that member's enrollment with Care Entrée™ (assuming such representative continues to meet certain commission qualifications). Independent marketing representatives may also receive commissions equal to the membership fees if three or more program members are enrolled in a month. In the month of the membership sales, no override commissions are paid to the representative's upline. Independent marketing representatives may also recruit other representatives and earn override commissions on sales made by those representatives. We pay a total of 35% in override commissions down through seven levels of marketing representatives. In addition, we have established bonus pools that allow independent marketing representatives who have achieved certain levels to receive additional commissions measured by our revenues attributable to the Care Entrée™ programs. We are currently contributing 5% of Care Entrée™ incremental revenues to these pools. The total regular or ongoing commissions payout, including overrides on second month membership sales and onward and the amount contributed by us to the bonus pools, remains unchanged at 60% of qualified membership sales.

        Wholesale Membership or Private Label Clients and Direct Sales.    Primarily through our direct sales team we have also contracted with other companies under wholesale co-branded or private label arrangements. Under these agreements, we conduct all customer service and re-pricing operations and may also provide the fulfillment and collections services. The client performs all marketing functions. Wholesale and private label clients set their own retail prices for the product based on their commission and expense structure and income requirements. We intend to expand on our wholesale strategy by also targeting self-funded employers and organizations providing administrative services to employee benefit plans in order to have our healthcare products sold to groups of employees on a stand-alone basis or as part of an employee benefit plan.

The Offering

Common stock outstanding as of August 31, 2004	12,321,766 shares
Common stock to be offered	74,038 shares
Common stock to be outstanding after the offering	12,321,766 shares
Net proceeds	We will not receive proceeds from the sale of the common stock by the selling shareholders.
Common stock symbol: Nasdaq SmallCap Market symbol	PCIS

Summary Financial Information

        The following table presents our selected historical financial data. The selected financial data presented below for the years ended on December 31, 2003, 2002 and 2001 and the balance sheet data as of those dates are audited and have been derived from our financial statements included in our annual report on Form 10-K that is incorporated by reference in this prospectus. The selected financial data presented below for the six months ended June 30, 2004 and 2003 and the balance sheet data as of those dates are unaudited and have been derived from our financial statements included in our quarterly report on Form 10-Q that is incorporated by reference in this prospectus. You should read this financial data together with our financial statements and their notes.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2003	2002	2001	2004	2003
Statement of Operations Data:
Product and service revenues	$42,087,671	$43,115,666	$21,056,164	$19,349,343	$21,726,303
Operating expenses—
Cost of operations	13,125,851	11,543,406	7,399,283	6,588,035	6,571,932
Sales and marketing	15,572,188	17,059,248	7,164,323	6,011,277	8,283,434
General and administrative	6,739,271	6,095,360	3,218,261	5,030,548	3,091,886
Total operating expenses	35,437,310	34,698,014	17,781,867	17,629,860	17,947,252
Operating income	6,650,361	8,417,652	3,274,297	1,719,483	3,779,051
Other expense (income)—
Interest income and expense, net	149,969	64,437	(81,278)	50,495	73,908
Amortization of goodwill	—	—	578,651	—	—

Total other expense	149,969	64,437	497,373	50,495	73,908

Earnings before income taxes	6,500,302	8,353,215	2,776,924	1,668,988	3,705,143
Provision for income taxes	2,411,066	2,874,852	175,846	775,185	1,252,003

Net earnings	4,089,326	5,478,363	2,601,078	287,881	2,453,140
Preferred stock dividends	—	14,137	236,000	—	—

Net earnings applicable to common stockholders	$4,089,326	$5,464,226	$2,365,078	$893,803	$2,453,140

Earnings per share:
Basic	$0.35	$0.46	$0.30	$0.08	$0.21

Diluted	$0.34	$0.46	$0.29	$0.07	$0.21

Weighted average number of common shares outstanding:
Basic	11,848,789	11,790,650	8,000,042	11,868,431	11,849,927

Diluted	11,924,214	11,996,222	8,051,607	11,948,994	11,928,302

Cash Flows Data:
Net cash provided by operating activities	$7,818,885	$3,989,546	$3,079,496	$2,016,964	$4,386,880

Net cash used in investing activities	(945,344)	(920,408)	(1,702,612)	(2,262,425)	(438,093)

Net cash used in financing activities	(1,397,424)	(1,212,977)	(2,162,615)	(707,253)	(706,956)

	December 31,
				As of June 30, 2004
	2003	2002	2001
Balance Sheet Data:
Cash and cash equivalents	$11,087,920	$5,611,803	$3,755,642	$10,135,206
Current assets	15,617,689	9,206,295	5,089,875	16,238,949
Working capital	8,818,823	4,997,109	549,473	8,004,342
Total assets	40,813,664	35,055,686	29,326,060	42,951,627
Current liabilities	6,798,866	4,229,186	4,540,402	8,234,607
Total Liabilities	7,211,560	5,574,014	4,918,865	8,451,282
Stockholders' equity	33,602,104	29,481,672	24,407,195	34,500,345

RISK FACTORS

        The purchase of the shares of our common stock involves a high degree of risk. In addition to the other information contained elsewhere in this prospectus, you should consider the following factors and the matters discussed elsewhere in this prospectus when evaluating an investment in our common stock. Many of the factors discussed below are not within our control. We provide no assurance that one or more of these factors

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will not adversely affect

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the market price of our common stock,

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our future operations, and

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our business,

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financial condition, or

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results of operations

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requiring significant reduction or discontinuance of our operations,

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requiring us to seek a merger partner or

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requiring us to sell additional securities on terms that are highly dilutive to our shareholders.

We caution you that we are providing forward looking information in this prospectus.

        We have included some forward-looking statements in this section and other places in this prospectus regarding our expectations. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking terminology including "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategies that involve risks and uncertainties. You should read statements that contain these words carefully because they:

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discuss our future expectations;

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contain projections of our future operating results or of our future financial condition; or

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state other "forward-looking" information.

We believe it is important to discuss our expectations; however, it must be recognized that events may occur in the future over which we have no control and which we are not accurately able to predict.

Our revenues are primarily dependent on our independent marketing representatives, whose reduced sales efforts or termination as representatives may result in significant loss of revenues.

        Our success and growth depend in large part upon our ability to attract, retain, and motivate the network of independent marketing representatives who principally market our Care Entrée™ products and services. Our independent marketing representatives typically offer and sell our Care Entrée™products and services on a part-time basis and may engage in other business activities. These marketing representatives may give higher priority to other products or services, reducing their efforts devoted to marketing our Care Entrée™ products and services. Also, our ability to attract and retain marketing representatives could be negatively affected by adverse publicity relating to our Care Entrée™ products and services or our operations.

        Under our network marketing system, the marketing representative downline organizations are headed by a relatively small number of key representatives who are responsible for a significant percentage of our total revenues. The loss of a significant number of our independent marketing representatives, including any key representatives, for any reason, could adversely affect our revenues and operating results, and could impair our ability to attract new marketing representatives.

Development and maintenance of commercial relationships with preferred provider organizations are critical and the loss of any of these relationships could have a material adverse effect on our business.

        As part of our business operations, we must develop and maintain relationships with preferred provider organizations within each market area that our Care Entrée™ healthcare products and services are offered. Development and maintenance of these relationships with healthcare providers within a preferred provider organization is in part based on professional relationships and the reputation of our management and marketing personnel. Because each member that receives healthcare services is self-insured for payment for the healthcare services, failure to pay or late payment by members may negatively affect our relationship with the preferred provider organizations. Consequently, preferred provider organization relationships may be adversely affected by events beyond our control, including departures of key personnel and alterations in professional relationships and failures to pay for services received. The loss of a preferred provider organization within a geographic market area may not be replaced on a timely basis, if at all. The loss of a preferred provider organization for any reason could have a material adverse effect on our business, financial condition, and results of operations.

We currently rely heavily on one key preferred provider organization and the loss of or a change in our relationship with this provider could have a material adverse effect on our business.

        Private Healthcare Systems, Inc. is the principal preferred provider organization through which our Care Entrée™ program members receive savings on healthcare services. The loss of Private Healthcare Systems Inc. as a preferred provider organization or disruption of our members' access to this preferred provider organization could adversely affect our business. While we currently have a good relationship with Private Healthcare Systems Inc., there are no assurances that we will continue to have a good relationship with this network or that the network may choose to partner with one of our competitors or compete directly with our Care Entrée™ program.

We face competition from marketing representatives as well as competitive offerings of healthcare products and services.

        Although the medical savings membership industry is in its early stages of development, competition for members is becoming more intense. We offer membership programs that provide products and services similar to or directly in competition with products and services offered by our network marketing competitors as well as the providers of these products and services through other channels of distribution. Although not permitted under the current agreements with our marketing representatives and private label clients, in the future some of our clients may provide, either directly or indirectly through third parties, programs that compete with our programs. Furthermore, marketing representatives have a variety of products that they can choose to market, whether competing with us in the healthcare market or not.

        Our business operations compete in two channels of competition. First, we compete based upon the healthcare products and services offered. These competitors include companies that offer healthcare products and services through membership programs much like those offered by us, as well as insurance companies, preferred provider organization networks and other organizations that offer benefit programs to their customers. Second, we compete with all types of network marketing companies throughout the U.S. for new representatives. Many of our competitors have substantially larger customer bases and greater financial and other resources.

        We provide no assurance that our competitors will not provide healthcare benefit programs comparable or superior to those programs offered by us at lower membership prices or adapt more quickly to evolving healthcare industry trends or changing industry requirements. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any of which could adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to compete effectively against current and future competitors.

We may become subject to government regulation as a healthcare provider much like an insurance company in which case regulatory oversight may adversely affect or limit our operations.

        The membership and healthcare benefits we offer are sold without license by any federal, state, or local regulatory licensing agency or commission. In comparison, preferred provider organizations and companies providing insurance benefits or operating healthcare management organizations are regulated by state licensing agencies and commissions. These regulations extensively cover operations, including scope of benefits, rate formula, delivery systems, utilization review procedures, quality assurance, enrollment requirements, claim payments, marketing and advertising. In the future, state insurance regulatory agencies and commissions may determine that our Care Entrée™ programs are subject to governmental regulation, which may adversely affect or limit our future operations.

We have a fiduciary responsibility to our members through our total care and essential care program offerings and in this capacity, we may be liable for the loss of members' funds deposited with us in escrow.

        In 2002, we initiated a medical savings program through our Total Care and Essential Care programs that is processed through our subsidiary Foresight as a third-party administrator. Under this medical savings program the funds collected from members are held for the benefit of the member as a source of payment for healthcare services obtained through our Total Care and Essential Care programs. Under this medical savings program we have a fiduciary responsibility to our members for the safekeeping of the funds held for their benefit much like a trustee. In the unforeseen event of a loss of these funds while being held by us or our failure to implement and maintain adequate internal controls, we will be responsible and liable to the affected members for any resulting loss, including consequential damages suffered by the members, which liability could be substantial.

As a result of the introduction of medical escrow accounts, our financial position and results of operations may continue to be adversely impacted by a decrease in the number of healthcare savings program memberships that we can sell and maintain.

        While we believe that the introduction of our medical escrow accounts was essential to the long term health of our business, the initial impact of such introduction has negatively affected our business. This impact is the result of additional difficulties in selling and maintaining memberships in our program because of the added complexity. There is no assurance that we will be able to overcome these difficulties, and we may not be able to increase the number of memberships that are sold and maintained. As a result, our financial position and results of operations may be negatively affected.

The failure of our network marketing organization to comply with federal and state regulation could result in enforcement action and imposition of penalties, modification of our network marketing system, and negative publicity.

        Our independent marketing representative network organization is subject to federal and state laws and regulations administered by the Federal Trade Commission and various state agencies. These laws and regulations include securities, franchise investment, business opportunity, and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. These regulations are generally directed at ensuring that product and service sales are ultimately made to consumers (as opposed to other marketing representatives) and that advancement within the network marketing system is based on sales of products and services, rather than an equity or securities investment or other non-retail sales related criteria.

        The compensation structure of a network marketing organization is very complex. Compliance with all of the applicable regulations and laws is uncertain because of

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the evolving interpretations of existing laws and regulations and

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the enactment of new laws and regulations pertaining in general to network marketing organizations and product and service distribution.

Accordingly, there is the risk that our network marketing system could be found to not comply with applicable laws and regulations, that could then

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result in enforcement action and imposition of penalties,

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require modification of the marketing representative network system,

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result in negative publicity, or

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have a negative effect on distributor morale and loyalty.

Any of these consequences could have a material adverse effect on our sales as well as our financial condition.

The legality of our network marketing organization is subject to challenge by our marketing representatives, which could result in significant defense costs, settlement payments or judgments, and could have a material adverse effect on our sales and financial condition.

        Our network marketing organization is subject to legality challenge by the marketing representatives, both individually and as a class. Generally, these challenges would be based on claims that the network organization was operated as an illegal "pyramid scheme" in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act. Proceedings resulting from these claims could result in significant defense costs, settlement payments, or judgments, and could have a material adverse effect on us.

We may have exposure and liability relating to non-compliance with the Health Insurance Portability and Accountability Act of 1996 and the cost of compliance could be material.

        In December 2000, The Department of Health and Human Services issued final privacy regulations pursuant to the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") that became effective in April 2003. HIPAA imposes extensive restrictions on the use and disclosure of individually identifiable health information by certain entities. Also as part of HIPAA, the Department of Health and Human Services has issued final regulations standardizing electronic transactions between health plans, providers and clearinghouses. Health plans, providers and clearinghouses are required to conform their electronic and data processing systems with HIPAA's electronic transaction requirements. While we believe we are currently compliant with these regulation, we cannot be certain of the extent to which the enforcement or interpretation of these regulations will affect our business. Our continuing compliance with these regulations, therefore, may have a significant impact on our business operations and may be at material cost in the event we are subject to these regulations. Sanctions for failing to comply with standards issued pursuant to HIPAA include criminal and civil sanctions.

Our program marketing activities conducted by our subsidiary Foresight are dependent upon our clients.

        In carrying out our program marketing activities through our subsidiary Foresight, Inc., we are dependent upon our clients utilizing our services to design membership programs for their customers. Each marketing program is approved by the client prior to presentation to the client's customers.

        Our client relationships are pursuant to written contracts that typically may be terminated pursuant to 90-day notice prior to end of the term of the agreement without cause and penalty. Generally, upon termination, the client may not offer similar products or services for a one-year period; however, we are not prohibited from continuing to offer or provide membership services and products directly or indirectly to the client's individual customers. If the agreement is terminated for our default, we are prohibited from renewing memberships and the client has the right to cause us to terminate our relationship with existing program members. Many of the events that constitute default are not within our control, including acts and omissions by our third-party product and service vendors or providers. There is no assurance that our clients will not terminate their relationships with us or cease to provide additional customer lists for our use in further marketing of new or existing membership programs.

We are currently implementing a new management information system and any disruption in our operations resulting from this implementation could affect our client relationships.

        We are currently transitioning to our management information system. There is no assurance that we will be able to continue operating without experiencing any disruptions in our operations or that our relationships with our members, marketing representatives or providers will not be adversely affected.

We assumed a contingent tax liability in connection with our merger-acquisition of Foresight.

        In January 1999, Universal Marketing Services, Inc., the former parent of our wholly-owned subsidiary, Foresight, Inc., purchased the outstanding common stock Foresight for $4,540,000. Universal Marketing Services agreed to indemnify the shareholders of Foresight for the increase in federal income taxes and any applicable penalties to the extent that the reported $4,532,000 of the purchase price does not qualify for long-term capital gain treatment. In connection with our merger-acquisition of Foresight, we assumed the indemnification obligation of Universal Marketing Services.

        Upon examination the Internal Revenue Service may take the position that all or a portion of the $4,532,000 should be classified as ordinary income taxable at the maximum federal income tax rate of 39.6% rather than the long-term capital gain 20% rate. In the event the Internal Revenue Service successfully asserts that long-term capital gain classification was improper, we will be required to indemnify the former shareholders.

We have many competitors and may not be able to compete effectively, which may lead to a lack of revenues and discontinuance of our operations.

        We compete with numerous well-established companies that design and implement membership programs. Some of our competitors may be companies that have programs that are functionally similar or superior to our membership programs. Most of our competitors possess substantially greater financial, marketing, personnel and other resources than us. They may also have established reputations relating to membership programs.

        Due to competitive market forces, we may experience price reductions, reduced gross margins and loss of market share in the future, any of which would result in decreases in sales and revenues. These decreases in revenues would adversely affect our business and results of operations and could lead to discontinuance of operations. There can be no assurance that

•
we will be able to compete successfully,

•
our competitors will not develop membership programs that render our programs less marketable or even obsolete, or

•
we will be able to successfully enhance our programs when necessary.

The goodwill recorded in connection with our acquisitions of Capella Group and Foresight may become impaired and require the write-down and recognition of impairment expense which may be substantial.

        In connection with our acquisitions of Capella Group, Foresight and Access Health Source, we recorded goodwill, an intangible asset, that at June 30, 2004, had an aggregate asset value of

$22,873,310. In the event this goodwill is determined to be impaired for any reason, we will be required to write-down or reduce the value of goodwill and recognize an impairment expense. The impairment expense may be substantial in amount and, in such case, adversely affect the results of our operations for the applicable period and may adversely affect the market value of our common stock.

If we fail to meet the minimum requirements, our common stock will be delisted by Nasdaq and will become tradable on the over-the-counter market, which will adversely affect the sale price of our common stock.

        In order to continue inclusion of our common stock on Nasdaq SmallCap Market minimum listing requires must be met. In the event these minimum requirements for inclusion are not met, our common stock

•
will be delisted and no longer included on the Nasdaq SmallCap Market,

•
will then be traded in the over-the-counter market, and

•
may become subject to the "penny stock" trading rules.

The over-the-counter market is volatile and characterized as follows:

•
the over-the-counter securities are subject to substantial and sudden price increases and

•
at times the price (bid and ask) information for the securities may not be available,

•
if there is only one or two market makers, there is a risk that the dealers or group of dealers may control the market in our common stock and set prices that are not based on competitive forces, and

•
the available offered price may be substantially below the quoted bid price.

Consequently, the market price of our common stock will be adversely affected if it ceases to be included on the Nasdaq SmallCap Market.

If our common stock becomes subject to "penny stock" rules, the market price of our common stock will be adversely affected.

        If our common stock is delisted from the Nasdaq SmallCap Market, our common stock may become subject to the "penny stock" rules. A "penny stock" is generally a stock that

•
is only listed in "pink sheets" or on the NASD OTC Bulletin Board,

•
has a price per share of less than $5.00 and

•
is issued by a company with net tangible assets less than $2 million.

The penny stock trading rules will impose additional duties and responsibilities upon broker-dealers and salespersons recommending the purchase of a penny stock or the sale of a penny stock. Required compliance with these rules will

•
materially limit or restrict the ability to resell our common stock, and

•
the liquidity typically associated with publicly traded stocks may not exist.

SELLING SHAREHOLDERS

        The following table presents the beneficial ownership of our common stock of the selling shareholders together with their percentage holdings of the outstanding shares. To our knowledge, the selling shareholders have sole voting and investment power with respect to their shares unless otherwise indicated. For purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owns include shares of our common stock that the person has the right to acquire within 60 days of the date of this prospectus (from exercise of stock options and warrants) and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

	Before the Offering			After the Offering
Name of Selling Shareholder	Shares Beneficially Owned	Percent of Outstanding Shares(1)	Shares Offered	Shares Beneficially Owned	Percent of Outstanding Shares(1)
Judith H. Henkels and Leland S. Chaffin, Jr.(2)	3,417,052	28.7%	74,038	3,361,522	28.3%

(1)
The percentages shown were rounded to the nearest one-tenth of one percent, based upon the 11,873,397 outstanding shares of common stock as of the date of this prospectus without giving effect to the issuance of any additional shares pursuant to exercise of outstanding warrants and stock options after the date of this prospectus. Based upon our knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.

(2)
Judith H. Henkels and Leland S. Chaffin, Jr. are married and they reside in Texas, a community property state. Judith H. Henkels is our President and Chief Executive Officer and one of our directors. Mr. Chaffin and Ms. Henkels are deemed to beneficially own the same number of beneficially owned shares. The beneficially owned shares and percentages include
•
3,397,052 shares of common stock owned by Ms. Henkels and Mr. Chaffin, and
•
20,000 shares issuable upon exercise of stock options held by Ms. Henkels.

INTEREST OF COUNSEL

        Certain legal matters related to this offering will be passed upon for us by our counsel, Dunn Swan & Cunningham, A Professional Corporation, Oklahoma City, Oklahoma, including the validity of the issuance of the shares of common stock being offered for sale by the selling shareholders. Michael E. Dunn, one of our directors, is a member of Dunn Swan & Cunningham. Mr. Dunn is the owner of 2,000 shares of common stock and holds options exercisable for the purchase of 10,000 shares of our common stock for $1.25 per share on or before December 29, 2005, stock options exercisable on or before August 22, 2006 for the purchase of 10,000 shares of our common stock at $3.55 per share, and 25,000 shares of our common stock for $7.65. The 2,000 shares of our common stock and the stock options held by Mr. Dunn exercisable for 20,000 shares of our common stock were acquired prior to commencement of this offering and stock options exercisable for the purchase of 25,000 shares of our common stock were acquired for services as one of our directors. The acquisition of these shares and stock options were unrelated to this offering.

PLAN OF DISTRIBUTION

        The shares of common stock offered may be sold by the selling shareholders, or by pledgees, donees, transferees or other successors in interest that receive the shares as a gift, trust or partnership distribution or other non-sale related transfer, from time to time in transactions on the Nasdaq

SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at prices related to the prevailing market prices or negotiated prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares for whom the broker-dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        In order to comply with the securities laws of certain states, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or in compliance with the available registration or qualification exemption.

        The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock during the period beginning one or five business days prior to commencement of such distribution. In addition and without limiting the foregoing, each selling shareholder will be subject to the applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Rule 102, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholder.

        Furthermore, pursuant to the amended and restated selling shareholder agreement dated as of March 1, 2002, we have agreed to bear all costs and expenses associated with this offering. These costs and expenses include all registration and filing fees, printing expenses, fees and disbursement of our counsel, stock transfer, and commissions and discounts, if any, associated with the sale of the shares of common stock. We have agreed to indemnify the selling shareholders against any costs or liabilities incurred by any of them because of the selling shareholder's participation in this offering and our misstatement or omission to state a material fact. We are not obligated to indemnify the selling shareholder if the cost or liability was due to the knowingly fraudulent, deliberately dishonest or willful misconduct of the selling shareholder.

        The foregoing is a summary of the material terms of our agreement with the selling shareholders. Each of these agreements is filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information."

        The holders of the shares of common stock that are offered in this offering are under no obligation to sell all or any of the shares. The selling shareholders are not restricted as to the prices at which they may sell their shares of common stock and sales of these shares at less than market price may depress the market price of the common stock.

LIABILITY LIMITATIONS AND INDEMNIFICATION
OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

Officer and Director Liability

        As permitted by the provisions of the Oklahoma General Corporation Act, our certificate of incorporation eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions and applicable laws do not eliminate the liability of one of our directors for

•
a breach of the director's duty of loyalty to us or our shareholders,

•
acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law,

•
liability arising under the Oklahoma General Corporation Act relating to the declaration of dividends and purchase or redemption of shares of our common stock in violation of the Oklahoma General Corporation Act,

•
any transaction from which the director derived an improper personal benefit, or

•
violations of federal securities laws,

and do not limit our rights or those of our shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief; however, such remedies may not be effective in all cases.

        Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Oklahoma General Corporation Act. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if our board of directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests.

        Our certificate of incorporation and bylaws and the Oklahoma General Corporation Act further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under our certificate, our bylaws, an agreement, vote of shareholders or disinterested directors or otherwise. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

        We have indemnification agreements with each of our directors and executive officers. Under these indemnification agreements we agreed to pay on behalf of the director or officer (and his executor, administrator and heir) any amount that he or she is or becomes legally obligated to pay because

•
he served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request or

•
he was involved in any threatened, pending or completed action, suit or proceeding by us or in our right to procure a judgment in our favor by reason that he served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request.

To be entitled to indemnification, the director or officer must have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. In addition, no indemnification is required if the director or officer is determined to be liable to us, unless the court in which the legal proceeding was brought determines that the director or officer was entitled to indemnification. The costs and expenses covered by these agreements include expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement, attorneys' fees and disbursements, judgments, fines, penalties and expenses of enforcement of the indemnification rights.

WHERE TO FIND ADDITIONAL INFORMATION

        We have filed a registration statement on Form SB-2 (No. 333-85808) of which this prospectus is a part, under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, Washington, D.C., with respect to the participation interests. As permitted by the rules and regulations, this prospectus does not contain all of the information set forth in the registration statement, including the exhibits thereto. The statements contained in this prospectus as to the contents of any contract or other document referenced herein are not necessarily complete. In each instance, if the contract or document was filed or incorporated by reference as an exhibit to the registration statement, reference is made to the contract or other document filed or incorporated by reference as an exhibit to the registration statement. Accordingly, each such reference made to the contract or other document is qualified in all respects by such reference. The registration statement (including the exhibits thereto) may be inspected without charge at the United States Securities and Exchange Commission, Public Relations Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Copies of the registration statement and the exhibits and schedules thereto may be obtained from the Commission at such offices, upon payment of prescribed rates. You may obtain additional information regarding operation of the reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web on the Internet, located at http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, and our reports have been filed with the Commission through EDGAR. We will provide without charge to each person who receives this prospectus, upon written or oral request, a copy of any information incorporated by reference in this prospectus (excluding exhibits to information incorporated by reference unless such exhibits are themselves specifically incorporated by reference). Such requests should be directed to Precis, Inc. at 2040 North Highway 360, Grand Prairie, Texas 75050, Attention: Corporate Secretary, (telephone: (972) 522-2008).

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and through 2002 qualified and reported as a "small business issuer" as defined under Regulation S-B promulgated under the Securities Act of 1933. In accordance with the 1934 Act, we file reports and other information with the Commission (File No. 001-15667), and such reports and other information can be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Section of the Commission in Washington, D.C.

        We have recently filed the following documents with the Securities and Exchange Commission under the Exchange Act, each of which is incorporated by reference in this prospectus:

•
our Form 8-K filed with the Commission on February 17, 2004;

•
our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 30, 2004;

•
our Form 8-K filed with the Commission on April 30, 2004;

•
our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed with the Commission on May 17, 2004;

•
our Form 8-K filed with the Commission on June 17, 2004;

•
our Form 8-K filed with the Commission on June 18, 2004;

•
our Form 8-K filed with the Commission on July 2, 2004;

•
our Form 8-K filed with the Commission on July 8, 2004;

•
our Form 8-K filed with the Commission on August 4, 2004;

•
our Form 10-Q filed with the Commission on August 16, 2004;

•
our Form 8-K filed with the Commission on September 1, 2004;

•
our Form 8-K/A filed with the Commission on September 1, 2004; and

•
the description of our common stock in the Amendment to Registration Statement on Form 8-A, filed with the Commission on July 31, 2001.

In addition, all reports and other documents filed with the Securities and Exchange Commission under the Exchange Act prior to termination of this offering are incorporated by reference into this prospectus.

        We distribute to the holders of our securities annual reports containing consolidated financial statements audited by our independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited condensed consolidated financial information. Such requests should be directed to Precis, Inc. at 2040 North Highway 360, Grand Prairie, Texas 75050, Attention: Corporate Secretary (telephone: (972) 522-2008).

CAUTIONARY STATEMENT RELATING TO FORWARD LOOKING INFORMATION

        We have included some forward-looking statements in this prospectus regarding our expectations. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking terminology including "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategies that involve risks and uncertainties. You should read statements that contain these words carefully because they:

•
discuss our future expectations;

•
contain projections of our future operating results or of our future financial condition; or

•
state other "forward-looking" information.

        We believe it is important to communicate our expectations to you, but events may occur in the future over which we have no control and which we are not accurately able to predict.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in those jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PRECIS, INC.

74,038

Shares of Common Stock

PROSPECTUS

Requests for general information or additional
copies of this Prospectus should be directed to
us by calling or writing us at:

PRECIS, INC.
2040 North Highway 360
Grand Prairie, Texas 75050
Attention: Corporate Secretary
Telephone: (972) 522-2008

September 3, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

S.E.C. Registration Fees	$318
N.A.S.D. Filing Fees	—
*State Securities Laws Filing Fees	500
*Printing and Engraving	500
*Legal Fees	15,000
*Accounting Fees and Expenses	5,000
*Transfer Agent's Fees and Costs of Certificates	100
*Miscellaneous	1,000

Total	$23,418

  *Estimated

Item 15. Indemnification of Directors and Officers

        Section 1031 of the Oklahoma General Corporation Act permits (and Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein, authorize) indemnification of directors and officers of Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of Registrant or at the request of Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

        The circumstances under which indemnification is granted with an action brought on behalf of Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by Registrant.

        These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended (the "Act"), in which case such provision is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 16. Exhibits

Exhibit No.	Description
4.1	Form of certificate of the common stock of Registrant is incorporated by reference to Exhibit 1.1 of Amendment to Registration Statement on Form 8-A, as filed with the Commission on July 31, 2001.
5.1	Opinion of Dunn Swan & Cunningham, A Professional Corporation, counsel to the Company.
10.1	Precis, Inc. 1999 Stock Option Plan (amended and restated), incorporated by reference to the Schedule 14A filed with the Commission on June 23, 2003.
10.2
The Commercial Lease Agreement, dated November 8, 2001, between The Capella Group, Inc. and Assem Family Limited Partnership, incorporated by reference to Exhibit 10.10 of Registrant's Form 10-KSB filed with the Commission on March 15, 2002.
10.3	Precis, Inc. 2002 IMR Stock Option Plan, incorporated by reference to the Schedule 14A filed with the Commission on June 26, 2003.
10.4	Precis, Inc. 2002 Non-Employee Stock Option Plan, incorporated by reference to the definitive proxy statement file on Schedule 14A with the Commission on June 26, 2002.
10.5	Letter agreement between Registrant and Stonegate Securities, Inc., dated February 1, 2002, incorporated by reference to Exhibit 10.8 of Registrant's Form S-3 Registration Statement (No. 333-83692).
10.6
Selling Shareholder Agreement among Registrant, Paul A. Kruger, Randel T. Dunn, Judith H. Henkels and Mary L. Kelly, dated as of February 7, 2002, incorporated by reference to Exhibit 10.9 of Registrant's Form S-3 Registration Statement (No. 333-83692).
10.7
Amended and Restated Selling Shareholder Agreement among Registrant, Paul A. Kruger, Randel T. Dunn, John F. Luther, Billy Rhodes Trustee of Rhodes Family Trust, Leland S. Chaffin, Jr., Judith H. Henkels and Mary L. Kelly, dated as of February 7, 2002, incorporated by reference to Exhibit 10.10 of Registrant's Form S-3 Registration Statement (No. 333-83692).
10.8
Letter agreement among Registrant, Stonegate Securities, Inc., Paul A. Kruger and Randel T. Dunn, dated February 7, 2002, incorporated by reference to Exhibit 1.1 of Registrant's Form S-3 Registration Statement (No. 333-83692).
10.9	Selling Shareholder Agreement among Registrant, John F. Luther, Billy Rhodes Trustee of Rhodes Family Trust, Leland S. Chaffin, Jr., Judith H. Henkels and Mary L. Kelly, dated as of March 1, 2002.*
10.10
Form of Indemnification and Contribution Agreement entered into with each of the executive officers and directors of Registrant, including Judith H. Henkels, Dino Eliopoulos, Bobby R. Rhodes, David P. May, Kent H. Webb, M.D., Eugene E. Becker, J. French Hill, Nicholas J. Zaffiris and Kenneth S. George, incorporated by reference to Exhibit 10.1 of Registrant's Form 10-Q filed with the Commission on November 13, 2003.

10.11	Employment Agreement, dated August 1, 2003, entered into with Judith H. Henkels, incorporated by reference to Exhibit 10.2 of Registrant's Form 10-Q filed with the Commission on November 13, 2003.
10.12	Employment Agreement, dated August 1, 2003, entered into with Dino Eliopoulos, incorporated by reference to Exhibit 10.3 of Registrant's Form 10-Q filed with the Commission on November 13, 2003.
10.13	Employment Agreement, dated August 1, 2003, entered into with Bobby R. Rhodes, incorporated by reference to Exhibit 10.4 of Registrant's Form 10-Q filed with the Commission on November 13, 2003.
23.1	Consent of Independent Accountants.
23.2	Consent of Independent Accountants.
23.3	Consent of Counsel is included in Opinion of Counsel, Exhibit 5.1 hereto.
24	Power of Attorney included in the signature page.

  *
  Previously furnished.

Item 17. Undertakings

  (a)
  Item 512 of Regulation SB Undertakings:

  (i)
  Rule 415 Offering.

    The undersigned Registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

      (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii)    To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent on more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2)   That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering os such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the termination of the offering.

    (ii)
    Request for acceleration of effective date.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

            In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (iii)
    Reliance on Rule 430A.

            Registrant hereby undertakes that it will (i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as a part of this Registration Statement as of the time the Commission declared it effective, and (ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

  (b)
  Providing of Incorporated by Reference Information

            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to seciton 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

  (e)
  Incorporated Annual and Quarterly Reports

            The undersigned registrant hereby undertakes to deliver or cause to be delivered by the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting rule 14a-3 or 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus such interim financial information.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Prairie, State of Texas, on the 3rd day of September, 2004.

PRECIS, INC. (Registrant)
By:	/s/ JUDITH H. HENKELS Judith H. Henkels, Chief Executive Officer
By:	/s/ JUDITH H. HENKELS Judith H. Henkels, Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below (the "undersigned") constitutes and appoints Judith H. Henkels or Eliseo Ruiz, III, the undersigned's true and lawful attorney-in-fact and agent, with all power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto same attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ JUDITH H. HENKELS Judith H. Henkels	Chairman of the Board, Chief Executive Officer and President and Acting Chief Financial Officer	September 3, 2004
/s/ KENT H. WEBB Kent H. Webb	Director	September 3, 2004
/s/ EUGENE E. BECKER Eugene E. Becker	Director	September 3, 2004
/s/ NICHOLAS J. ZAFIRIS Nicholas J. Zaffiris	Director	September 3, 2004
/s/ J. FRENCH HILL J. French Hill	Director	September 3, 2004
/s/ KENNETH S. GEORGE Kenneth S. George	Director	September 3, 2004

INDEX TO EXHIBITS

Exhibit Number	Exhibit	Sequentially Numbered Page
4.1	Form of certificate of the common stock of Registrant is incorporated by reference to Exhibit 1.1 of Amendment to Registration Statement on Form 8-A, as filed with the Commission on July 31, 2001.
5.1	Opinion of Dunn Swan & Cunningham, A Professional Corporation, counsel to the Company	25
10.1	Precis, Inc. 1999 Stock Option Plan (amended and restated), incorporated by reference to the Schedule 14A filed with the Commission on June 23, 2003.
10.2
The Commercial Lease Agreement, dated November 8, 2001, between The Capella Group, Inc. and Assem Family Limited Partnership, incorporated by reference to Exhibit 10.10 of Registrant's Form 10-KSB filed with the Commission on March 15, 2002.
10.3	Precis, Inc. 2002 IMR Stock Option Plan, incorporated by reference to the Schedule 14A filed with the Commission on June 26, 2003.
10.4	Precis, Inc. 2002 Non-Employee Stock Option Plan, incorporated by reference to the definitive proxy statement file on Schedule 14A with the Commission on June 26, 2002.
10.5	Letter agreement between Registrant and Stonegate Securities, Inc., dated February 1, 2002, incorporated by reference to Exhibit 10.8 of Registrant's Form S-3 Registration Statement (No. 333-83692).
10.6
Selling Shareholder Agreement among Registrant, Paul A. Kruger, Randel T. Dunn, Judith H. Henkels and Mary L. Kelly, dated as of February 7, 2002, incorporated by reference to Exhibit 10.9 of Registrant's Form S-3 Registration Statement (No. 333-83692).
10.7
Amended and Restated Selling Shareholder Agreement among Registrant, Paul A. Kruger, Randel T. Dunn, John F. Luther, Billy Rhodes Trustee of Rhodes Family Trust, Leland S. Chaffin, Jr., Judith H. Henkels and Mary L. Kelly, dated as of February 7, 2002, incorporated by reference to Exhibit 10.10 of Registrant's Form S-3 Registration Statement (No. 333-83692).
10.8
Letter agreement among Registrant, Stonegate Securities, Inc., Paul A. Kruger and Randel T. Dunn, dated February 7, 2002, incorporated by reference to Exhibit 1.1 of Registrant's Form S-3 Registration Statement (No. 333-83692).
10.9	Selling Shareholder Agreement among Registrant, John F. Luther, Billy Rhodes Trustee of Rhodes Family Trust, Leland S. Chaffin, Jr., Judith H. Henkels and Mary L. Kelly, dated as of March 1, 2002.*
10.10
Form of Indemnification and Contribution Agreement entered into with each of the executive officers and directors of Registrant, including Judith H. Henkels, Dino Eliopoulos, Bobby R. Rhodes, David P. May, Kent H. Webb, M.D., Eugene E. Becker, J. French Hill, Nicholas J. Zaffiris and Kenneth S. George, incorporated by reference to Exhibit 10.1 of Registrant's Form 10-Q filed with the Commission on November 13, 2003.

10.11	Employment Agreement, dated August 1, 2003, entered into with Judith H. Henkels, incorporated by reference to Exhibit 10.2 of Registrant's Form 10-Q filed with the Commission on November 13, 2003.
10.12	Employment Agreement, dated August 1, 2003, entered into with Dino Eliopoulos, incorporated by reference to Exhibit 10.3 of Registrant's Form 10-Q filed with the Commission on November 13, 2003.
10.13	Employment Agreement, dated August 1, 2003, entered into with Bobby R. Rhodes, incorporated by reference to Exhibit 10.4 of Registrant's Form 10-Q filed with the Commission on November 13, 2003.
23.1	Consent of Independent Accountants	27
23.2	Consent of Independent Accountants.
23.3	Consent of Counsel is included in Opinion of Counsel, Exhibit 5.1 hereto.
24	Power of Attorney included in the signature page.

*
Previously furnished.

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  PROSPECTUS
PROSPECTUS SUMMARY
RISK FACTORS
SELLING SHAREHOLDERS
INTEREST OF COUNSEL
PLAN OF DISTRIBUTION
LIABILITY LIMITATIONS AND INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS
WHERE TO FIND ADDITIONAL INFORMATION
CAUTIONARY STATEMENT RELATING TO FORWARD LOOKING INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS